                                                                      Exhibit 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (FOR THE YEARS ENDED NOVEMBER 30, 1997 AND 1996).

                                                      1997             1996
                                                 ------------------------------

Primary loss per share:
Net loss                                         $ (1,690,850)    $ (1,925,570)

Adjustments:
Dividends declared (and paid) on
  preferred stock                                    (101,714)              --
                                                 -----------------------------

Net loss on common shares                        $ (1,792,564)    $ (1,925,570)
                                                 =============================

Weighted average shares outstanding                 3,214,836        3,081,885
                                                 =============================

Primary loss per share                           $      (0.56)    $      (0.62)
                                                 =============================


Fully diluted loss per share:
Net loss                                         $ (1,690,850)    $ (1,925,570)
                                                 =============================

Weighted average shares outstanding                 3,214,836        3,081,885

Preferred stock - conversion assumed                  186,981            5,065
                                                 -----------------------------

                                                    3,401,817        3,086,950
                                                 =============================

Fully diluted loss per share - antidulutive      $      (0.50)    $      (0.62)
                                                 =============================
